Exhibit 99.1

MEDIA:	INVESTORS:

Victor Beaudet	Renee Johansen
(212) 282-5344	Rob Foresti
(212) 282-5320

AVON REPORTS RECORD FOURTH QUARTER EPS OF $1.09
EXCEEDING PREVIOUS GUIDANCE OF $1.03 - $1.04
WHICH INCLUDED TAX AUDIT SETTLEMENT BENEFIT

NEW YORK, N.Y., February 3, 2004 – Avon Products, Inc. (NYSE:AVP) today reiterated that its previous guidance of December 8, 2003 of $1.03-$1.04 included an approximate $.05 benefit per share from a tax audit settlement in the quarter. Today’s reported results of $1.09 per diluted share versus $.80 per diluted share in the fourth quarter of 2002, are $.05-$.06 ahead of previous guidance due to positive impact of currency translation, stronger than anticipated operating results, lower net interest expense, a lower rate and lower than expected severance expense related to business transformation initiatives.

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